Exhibit 99.1

Merrimack Reports First Quarter 2017 Financial Results

Completes asset sale to Ipsen for up to $1.025 billion in cash and potential milestones payments; declares special cash dividend to stockholders of $140 million

Initiates Phase 1 clinical study of antibody-directed nanotherapeutic (ADN) MM-310; data expected in 2018

Conference call at 8:30 am ET today

Cambridge, Massachusetts, May 10, 2017 — Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) today announced its first quarter 2017 financial results for the period ended March 31, 2017.

“The first quarter of 2017 was transformative for Merrimack. Following our pipeline prioritization and the strategic review of our business, we emerged with clear priorities as a refocused research and clinical development company. We outlined three programs – MM-121, MM-141 and MM-310 – as the most promising clinical programs on which we will focus our development efforts going forward,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “Critical to this transition was the sale of assets to Ipsen, including ONIVYDE®, our first commercial product. The reduced operational costs and proceeds from the sale will pave our redefined path forward and allow us to pay down our debt, pay a special dividend to stockholders and fund our expected operations into the second half of 2019. As we look forward to the year ahead, we are confident that the significant potential of our programs in development, our strong cash position and our refined strategy will drive Merrimack’s long-term success.”

First Quarter and Recent Highlights

In April 2017, Merrimack launched as a new, refocused research and clinical development company. In conjunction with this strategic shift, key events from the first quarter and more recently include:

•	Prioritization of three clinical programs: MM-121 (seribantumab) targeting heregulin positive non-small cell lung cancer and heregulin positive, hormone receptor positive, HER2 negative metastatic breast cancer; MM-141 (istiratumab) targeting high IGF1 expression in metastatic pancreatic cancer patients; and MM-310, the antibody-directed nanotherapeutic (ADN) containing a prodrug of docetaxel for solid tumors;

•	Initiation of a Phase 1 clinical study to assess safety, pharmacology and preliminary activity of MM-310 in solid tumors. Merrimack expects to report safety data and a recommended Phase 2 dose from this study in 2018;

•	Closing of the sale of ONIVYDE and Merrimack’s generic version of doxorubicin hydrochloride liposome injection to Ipsen S.A. for $575 million in cash upon closing and up to $450 million in additional regulatory approval-based milestone payments. Merrimack also retained the right to receive net milestone payments of up to $33 million that may become payable pursuant to its previous license and collaboration agreement with Shire plc for the ex-U.S. development and commercialization of ONIVYDE;

•	Authorization by the Board of Directors of a special cash dividend of $140 million to holders of Merrimack’s common stock, which is payable on May 26, 2017 from the proceeds of the asset sale to Ipsen; and

•	Appointment of Daryl Drummond, Ph.D. as Head of Research.

Upcoming Milestones

Merrimack anticipates the following upcoming clinical milestones:

•	Initiation this year of a Phase 2 randomized clinical study of MM-121 in patients with heregulin positive, hormone receptor positive, HER2 negative metastatic breast cancer;

•	Top-line results in 2018 from the Phase 2 randomized clinical study of MM-121 in patients with heregulin positive non-small cell lung cancer;

•	Top-line results in 2018 from the Phase 2 randomized clinical study of MM-141 in patients with front-line metastatic pancreatic cancer who have high serum levels of free IGF-1; and

•	Safety data and the recommended Phase 2 dose in 2018 from the Phase 1 clinical study of MM-310 in patients with solid tumors.

First Quarter 2017 Financial Results

The following summarizes Merrimack’s financial results for the three months ended March 31, 2017:

•	In connection with the completion of the sale of ONIVYDE and Merrimack’s generic version of doxorubicin hydrochloride liposome injection to Ipsen on April 3, 2017, the commercial business has been recorded in the financial statement within discontinued operations;

•	Research and development expenses were $21.6 million for the three months ended March 31, 2017, compared to $28.0 million for the three months ended March 31, 2016, a decrease of $6.4 million, or 23%. This decrease was primarily attributable to the transition to the refocused clinical and preclinical pipeline;

•	General and administrative expenses were $5.6 million for the three months ended March 31, 2017, compared to $6.5 million for the three months ended March 31, 2016, a decrease of $0.9 million, or 14%. This decrease was primarily attributable to lower headcount related to the restructuring activities that occurred in the fourth quarter of 2016; and

•	Net loss attributable to Merrimack for the three months ended March 31, 2017, was $29.7 million, or $0.23 per share, compared to a net loss attributable to Merrimack of $38.5 million, or $0.33 per share, for the three months ended March 31, 2016.

FY 2017 Updated Financial Outlook

On April 3, 2017, Merrimack received a $575.0 million upfront cash payment from Ipsen. Merrimack used these proceeds to redeem the $175 million in outstanding Senior Secured Notes due in 2022, plus approximately $20 million of costs associated with the redemption. Merrimack has also declared a special cash dividend of $140.0 million to stockholders that is payable on May 26, 2017. Merrimack has also invested $125.0 million in the further development of its streamlined oncology pipeline. If certain milestones are met pursuant to its previous license and collaboration agreement with Shire, Merrimack expects to receive up to an aggregate of $33.0 million in net milestone payments within its cash runway. Merrimack believes that at its currently forecasted spending rates, its financial resources existing immediately following the completion of the asset sale, together with the net milestone payments it expects to receive from Shire, will be sufficient to fund its operations into the second half of 2019.

Special Cash Dividend to Stockholders

The special cash dividend of $140 million that is payable on May 26, 2017 will be paid in U.S. dollars. Merrimack expects that the distribution will be treated as paid out of its current earnings and profits, and thus would be taxable as a dividend for U.S. federal income tax purposes. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of the special cash dividend to them, in light of their particular circumstances, and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Conference Call and Webcast

Merrimack will host a live conference call and webcast today, Wednesday, May 10, 2017 at 8:30 am ET, to provide an update on its operational progress and a summary of these financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 14613459. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, investors.merrimack.com, and a replay of the call will be archived there for six weeks following the call.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s product candidates, including three in clinical studies and several others in preclinical development, fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Cautionary Note on Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about the expected achievement of milestones, the timing of availability of clinical trial data, potential cash inflows and outflows, revenue and expenses and the availability of funding sufficient to fund Merrimack’s operations. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2017 and other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Consolidated Statements of Operations and

Comprehensive Loss Data (unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2017(1)	2016(1)
Costs and expenses:
Research and development expenses	$21,605	$28,002
General and administrative expenses	5,634	6,452

Total costs and expenses	27,239	34,454

Loss from operations	(27,239)	(34,454)
Other income and expenses:
Interest income	14	72
Interest expense	(1,979)	(3,290)
Other expense, net	(2)	(43)

Loss from continuing operations before income tax benefit	(29,206)	(37,715)
Income tax benefit	—	—

Loss from continuing operations	(29,206)	(37,715)
Loss from discontinued operations	(947)	(943)

Net loss	(30,153)	(38,658)
Net loss attributable to non-controlling interest	(467)	(185)

Net loss attributable to Merrimack Pharmaceuticals, Inc.	$(29,686)	$(38,473)

Other comprehensive loss:
Unrealized loss on available-for-sale securities	—	(14)

Other comprehensive loss	—	(14)

Comprehensive loss	$(29,686)	$(38,487)

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Loss from continuing operations	$(28,739)	$(37,530)
Loss from discontinued operations	(947)	(943)

Net loss attributable to Merrimack Pharmaceuticals, Inc.	$(29,686)	$(38,473)

Loss per share available to common stockholders—basic and diluted:
Continuing operations	$(0.22)	$(0.32)
Discontinued operations	(0.01)	(0.01)

Net loss	$(0.23)	$(0.33)

Weighted-average common shares used per share calculations—basic and diluted	130,588	116,064

(1)	The amounts included in the loss from discontinued operations are in accordance with ASC 205, Presentation of Financial Statements, and do not include an allocation of fixed overhead costs.

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

	March 31,	December 31,
(in thousands)	2017(1)	2016(1)
Cash and cash equivalents	$17,155	$21,524
Working capital	(61,312)	(30,787)
Total assets	68,639	81,483
Total liabilities	345,383	334,142
Total stockholders’ deficit	(275,738)	(251,120)

(1)	The amounts in the above include assets and liabilities held for sale.

Merrimack Pharmaceuticals, Inc.

Selected Cash Flow Data (unaudited)

	Years Ended March 31,
(in thousands)	2017(1)	2016(1)
Net cash used in operating activities	$(10,156)	$(53,523)
Net cash used in investing activities	(290)	(85,491)
Net cash provided by financing activities	6,077	1,645

Net decrease in cash and cash equivalents	$(4,369)	$(137,369)

(1)	The amounts in the above include cash flow from discontinued operations.

CONTACT:

Geoffrey M. Grande, CFA

617-441-7602

ggrande@merrimack.com